PAUL MUELLER COMPANY P O BOX 828 / SPRINGFIELD, MISSOURI, U.S.A. 65801 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS (May 5, 2003)

Notice is hereby given that the annual meeting of shareholders of Paul Mueller Company, a Missouri corporation, will be held at the offices of the Company, 1600 West Phelps Street, Springfield, Missouri 65802, on Monday, May 5, 2003, commencing at 10:00 a.m. on that day, and thereafter as it may from time to time be adjourned, to consider and act upon the following:

1.	To elect three (3) Class III directors for a term of three (3) years expiring at the annual meeting to be held in 2006 and until their respective successors are duly elected and shall qualify.
2.	To consider and vote upon a shareholder proposal regarding proxy solicitations, which is opposed by the Board of Directors, if it is properly presented at the meeting by its proponent.
3.	To transact such other business as may properly come before the meeting or any postponement, adjournment or adjournments thereof.

The Board of Directors of the Company has fixed the close of business on March 14, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any postponement, adjournment or adjournments thereof.

Shareholders who are unable to attend the meeting but who wish their shares to be voted may vote by proxy.  A form of proxy, which has been prepared by the Board of Directors of the Company, and a return envelope are enclosed.  Since it is important that your shares be represented at the annual meeting, you are requested to sign, date, and return the enclosed proxy in the enclosed envelope as soon as possible.  Your proxy may be revoked at any time before it is exercised and will not be used if you attend the meeting and vote in person.  If your shares are held of record by a broker, bank, or other nominee ("Street Name"), you will need to obtain from the record holder and bring to the meeting a proxy, issued in your name, authorizing you to vote the shares.

By order of the Board of Directors.

                                                                                                    DONALD E. GOLIK
                                                                                                    Secretary

Springfield, Missouri
March 28, 2003

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PAUL MUELLER COMPANY
P.O. BOX 828 / SPRINGFIELD, MISSOURI, U.S.A. 65801

PROXY STATEMENT

GENERAL INFORMATION

Solicitation and Revocability of Proxies.  The enclosed proxy is being solicited on behalf of the Board of Directors of Paul Mueller Company (the "Company") for use at the annual meeting of the shareholders to be held on May 5, 2003 (the "Annual Meeting"), and at any postponement, adjournment or adjournments thereof.  Any proxy given does not affect the right to vote in person at the Annual Meeting and may be revoked at any time before it is exercised by notifying Donald E. Golik, Secretary, by mail, telegram, facsimile or appearing at the Annual Meeting in person and requesting a ballot.  This Proxy Statement and the proxy were first mailed to shareholders on or about March 28, 2003.

If your shares are held in the name of a bank, broker or other nominee, only your bank, broker or other nominee can vote your shares and only upon your specific instructions.  Please contact the person responsible for your account and instruct him or her to vote the Company's proxy card as soon as possible.

Expense of Solicitation.  All expenses of solicitation will be borne by the Company, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy, and any additional information furnished to shareholders.  In addition to solicitations by mail, employees and directors of the Company may, but without compensation other than their regular compensation, solicit proxies in person or by telephone, facsimile, or electronic means.  The Company does not expect to pay any compensation for the solicitation of proxies.  The Company will reimburse banks, brokers and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

Voting of Proxies.  Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted as specified in such proxy.  If the enclosed proxy card is executed and returned without instructions as to how it is to be voted, your shares will be voted FOR the election as directors of the nominees proposed by the Board of Directors listed below under the caption "Election of Directors" and AGAINST Proposal 2 submitted by the Sheet Metal Workers Local 208; provided, however, that if any other candidate for director is proposed at the Annual Meeting by persons other than the Board of Directors, the shares represented by the proxy may be voted cumulatively for fewer than all of the nominees named herein or distributed among the nominees, as the proxy holder may determine.  If any of the nominees should unexpectedly become unavailable for election for any reason, the shares represented by the proxy will be voted for such substituted nominee or nominees as the Board of Directors may name.  Each of the nominees hereinafter named has indicated his willingness to serve if elected, and it is not anticipated that any of them will become unavailable for election.

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The proxy confers discretionary authority, with respect to the voting of the shares represented thereby, on any other business that may properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place.  At the date this Proxy Statement went to press, the Board of Directors was not aware that any such other business is to be presented for action at the Annual Meeting and does not itself intend to present any such other business; however, if any such other business does come before the Annual Meeting, shares represented by proxies given pursuant to this solicitation will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxyholder.

Persons Entitled to Vote.  Only holders of Common Stock of the Company of record as of the close of business on March 14, 2003, are entitled to vote at the Annual Meeting.  At the close of business on that date, 1,185,071 shares of Common Stock were outstanding.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting for both proposal (1) and proposal (2).  Holders of Common Stock are entitled to one vote per share standing in their names on the record date.  In the election of directors, each shareholder will have cumulative voting rights, which means they will have the right to cast as many votes as equals the number of shares owned by them multiplied by the number of directors to be elected; and this total number of votes may be divided among one or more candidates for the office of director in such manner as the shareholder may elect, if present to vote in person, or as the proxyholders elect, if voting by proxy.  In the event the votes for one of the director nominees are withheld, those votes will be cumulatively voted by the proxyholder for the remaining director nominees as the proxyholders may determine.  Withholding authority to vote for all director nominees has the effect of abstaining from voting for any director nominees.  Shares cannot be voted at the Annual Meeting unless the owner is present in person or represented by proxy.

The directors shall be elected by an affirmative vote of the plurality of shares that are entitled to vote on the election of directors and that are represented at the Annual Meeting by shareholders who are present in person or represented by a proxy, assuming a quorum is present.  Accordingly, the three nominees for Class III directors receiving the greatest number of votes at the Annual Meeting will be elected as Class III directors.  With respect to the proposal to amend the Bylaws and Articles of Incorporation regarding expenses for proxy solicitation and equal access to the Company's Proxy Statement and Proxy Card, the proposal must be approved by an affirmative vote of a majority of the common shares outstanding.

In determining the number of shares that have been affirmatively voted for a particular matter, shares not represented at the Annual Meeting, shares represented by shareholders that abstain from voting on a matter, and shares held by brokers or other nominees for which no voting instructions on the matter being voted upon have been given by the beneficial owner and for which the nominee does not have discretionary authority to vote are not considered to be votes affirmatively cast.  Any of the foregoing is equivalent to a vote against the proposal other than the election of directors and will have no effect on the election of directors.  Abstentions will have the effect of a vote against any of the proposals to which the abstention applies.

When a broker or other nominee holding shares for a customer votes on one proposal but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "broker nonvote." Properly executed proxies marked "abstain" or proxies required to be treated as "broker nonvotes" will be treated as present for purposes of determining whether there is a quorum at the Annual Meeting.

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Principal Shareholders.  As of the close of business on February 28, 2003, the principal beneficial owners of the Company's Common Stock were as follows:

Name and Address	Shares Beneficially Owned (1)	Percent of Class

Paul Mueller
1600 West Phelps Street
Springfield, Missouri 65802

Royce & Associates, Inc.
1414 Avenue of the Americas
New York, New York 10019

First Manhattan Co.
437 Madison Avenue
New York, New York 10022

Dimensional Fund Advisors Inc.
1299 Ocean Avenue -- 11th Floor
Santa Monica, California 90401

	106,557 (2) 129,350 (3) 70,826 (4) 69,800 (5)	8.99% 10.91% 5.98% 5.89%

(1)	Unless otherwise noted, each shareholder has sole voting power and investment power over the number of shares set forth beside his name.
(2)	The 106,557 shares include 15,000 shares owned by the Mueller Family Foundation, and Paul Mueller disclaims any beneficial ownership in those shares.
(3)	Royce & Associates, Inc., ("Royce") is the beneficial owner of 129,350 shares of the Company's Common Stock as of December 31, 2003 (the most recent date for which information is available).
(4)

First Manhattan Co. is the beneficial owner of 70,826 shares of the Company's common stock as of December 31, 2002 (the most recent date for which information is available).  First Manhattan Co. possesses sole voting and dispositive power over 9,700 shares, possesses shared voting power over 52,326 shares, and possesses shared dispositive power over 61,126 shares.

(5)

Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts, and accounts are the "Funds."  In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over 69,800 shares of the Company's Common Stock owned by the Funds as of December 31, 2002 (the most recent date for which information is available).  Dimensional disclaims beneficial ownership of those shares.

All of the information set forth in the above table and footnotes is based solely on information furnished by the persons listed in the table.  The Company does not know of any other person (as that term is defined by the Securities and Exchange Commission) who owns of record or beneficially 5% or more of the Company's outstanding shares.

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Notice Requirements and Shareholder Proposals.  To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure.  No shareholder proposal, no shareholder nominations of persons for election to the Board of Directors, or other business may be brought before the 2004 annual meeting of the shareholders unless written notice of such proposal, nomination or other business is received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement not earlier than January 1, 2004, nor later than January 31, 2004.  Such notice must contain certain specified information concerning any proposal to be brought before the annual meeting or any nomination for a person to be elected as a director at the annual meeting, as well as the shareholder submitting the proposal.  The proposals must also comply with all applicable statutes, laws and regulations, and the Bylaws of the Company.  A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of the Proxy Statement.

Shareholder proposals intended to be included in the Company's Proxy Statement for the Annual Meeting in 2004 must be received by the Secretary of the Company, at the address set forth on page 1 of this Proxy Statement, not later than November 28, 2003.  Such proposals must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

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ITEM 1 -- ELECTION OF DIRECTORS

Directors.  The following schedule sets forth the names of the three persons who have been nominated by the Board of Directors for election as directors of the Company, the names of the remaining five directors whose terms expire in subsequent years, and certain related information:

Name and Present Position with Company	Age	Occupation During Past Five Years	First Became a Director	Shares of Common Stock of the Company Beneficially Owned on Feb. 28, 2003 (1)
				No. of Shares	Percent of Class (2)

NOMINEES FOR CLASS III DIRECTORS -- TERM EXPIRING IN 2006

William L. Fuerst	55	Dean and Henry D. Price Professor of Business -- University of Kansas, from July 2000 Previous position held: Associate Dean -- College of Business -- Texas A&M University	2002	--	--
Daniel C. Manna (3) President and Director	56	Current position with the Company	1977	24,798	2%
Paul Mueller (3) Chairman of the Board and Director	87	Current position with the Company	1946	106,557 (4)	9%

CONTINUING CLASS I DIRECTORS -- TERM EXPIRING IN 2004

Donald E. Golik Senior Vice President & Chief Financial Officer, Secretary, and Director	59	Current position with the Company	1982	3,809	--
David T. Moore (5) Chief Information Officer and Director	31	Current position with the Company, from January 2002 Previous position held: Vice President--Product Development -- Corporate Document Systems, LLC, an electronic document distribution company	1997	3,431 (6)(7)	--

CONTINUING CLASS II DIRECTORS -- TERM EXPIRING IN 2005

W. Curtis Graff	62	President -- W. J. Graff & Assoc., a commercial real estate company, from April 1999 Previous position held: President -- MO/ILL Community Banks -- NationsBank;	2002	1,250	--
William R. Patterson (3)(8) Director	61	Member -- Stonecreek Management, LLC, from September 1998 Previous position held: Executive Vice President & Chief Financial Officer -- Premium Standard Farms, Inc.	1997	1,250	--
Melvin J. Volmert Director	55	Managing Partner -- Ardent Capital LLC	2001	2,250	--

All officers and directors as a group (7 persons).	143,345	12%

(1)	Unless otherwise noted, the nominees and each director have sole voting power and investment power over the number of shares set forth beside his name.
(2)	The percentage is less than 1%, except as otherwise indicated.
(3)	Member of Executive Committee.
(4)	The 106,557 shares include 15,000 shares owned by the Mueller Family Foundation, and Mr. Mueller disclaims any beneficial ownership in those shares.
(5)	Mr. Moore is the grandson of Paul Mueller.
(6)	Does not include 58,879 shares owned by Moore Sons Investments, L.P., of which Mr. Moore owns a 49.5% limited partnership interest.
(7)	The 3,431 shares include 712 shares held in Mr. Moore's daughter's trust, and Mr. Moore disclaims beneficial ownership in those shares.
(8)	Mr. Patterson is a director of American Italian Pasta Company, a food manufacturing company, and Collins Industries, Inc., a manufacturer of specialty vehicles.

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The Board of Directors of the Company held four meetings in the year ended December 31, 2002.  No director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all Committees on which he served during 2002.

The Company pays each director who is not an employee of the Company an annual fee of $5,000, plus a fee of $1,000 for each regular or special meeting of the Board attended and $500 for each Board committee meeting attended.  Nonemployee directors are eligible to participate in the Company's Non-Employee Director Stock Option and Restricted Stock Plan.  At its July 25, 2002, meeting, the Board of Directors authorized the grant and issuance of Nonqualified Stock Options and Restricted Stock as follows:

Name	Shares Subject to Nonqualified Stock Options	Exercise Price per Share	Shares of Restricted Stock
W. Curtis Graff William R. Patterson Melvin J. Volmert	700 700 700	$29.95 $29.95 $29.95	250 250 250

The stock options shall vest and be exercisable in whole or in part at any time and from time to time following the fifth anniversary of the grant of the option.  Subject to earlier expiration upon the termination of the director's service on the Board for any reason other than death, disability, retirement, or other reason that the Board may determine is beyond the director's control, each option shall expire, to the extent not previously exercised, ten years from the date of grant.  The nonemployee directors have voting and dividend rights with respect to the shares of restricted stock; but the restricted stock will be forfeited upon termination of service from the Board prior to the fifth anniversary of the grant of restricted stock for any reason other than death or retirement.

The Company has a Nominating and Compensation Committee, and the members are William R. Patterson -- Chairman, W. Curtis Graff, and Melvin J. Volmert.  The Committee met one time during 2002.  The function of the Committee is to make recommendations to the Board of Directors as to candidates for the Board of Directors.  The Committee recommended William L. Fuerst as a candidate for the Board of Directors, and he was appointed by the Board on July 25, 2002 at the regular quarterly Board meeting.  The Committee will consider nominees recommended by shareholders, but has not established any formal procedures with respect to considering shareholder recommendations.  Additionally, the Committee is to develop, review, and make recommendations to the Board of Directors as to the compensation policies for officers of the Company and to administer salary and incentive plans for executive officers.  See page 11 for the Committee's report on executive compensation.

The members of the Audit Committee are Melvin J. Volmert -- Chairman, William R. Patterson, and W. Curtis Graff.  The Audit Committee provides independent oversight and review of the Company's financial reporting and system of internal controls.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  The Board of Directors of the Company has adopted a written charter for the Audit Committee.  The members of the Audit Committee are "independent" as defined in the NASD's listing standards.  The Committee held nine meetings during 2002.

Report of the Audit Committee.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002, that are to be included in the Annual Report on Form 10-K.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees," as amended by the Accounting Standards Board of the American Institute of Certified Public Accountants.

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The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, "Independence Discussions with Audit Committees," as amended by the Independence Standards Board, and has discussed the auditors' independence with the auditors.  The Committee has also considered the compatibility of nonaudit services with the auditors' independence.

The Committee has discussed with the Company's independent auditors the overall scope and plans for their audits.  The Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

                                                                                                                       AUDIT COMMITTEE:
                                                                                                                       Melvin J. Volmert, Chairman
                                                                                                                       W. Curtis Graff, Member
                                                                                                                       William R. Patterson, Member

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ITEM 2 -- SHAREHOLDER PROPOSAL

General.  The Company has been notified that Sheet Metal Workers, Local 208, Attention -- Jim Hulse, 314 #1 E. Pershing Street, Springfield, Missouri 65806, the owner of 90 shares of the Company's Common Stock, intends to present for action at the Annual Meeting the following proposal (which is reproduced exactly as submitted to the Company):

"TEXT OF PROPOSAL:

"RESOLVED, that the following section be added to the Company's Articles and bylaws:

"PROXY SOLICITATIONS

"A.     Corporate Spending on Proxy Solicitations

Without approval by a majority of stock voting on such item separately, no Company resources shall be used to solicit shareholder votes for election of any candidate for the Board, except that the Company may distribute a single proxy statement and proxy card to each shareholder.  Any vote to approve Company expenditures on proxy solicitation shall be preceded by disclosure of the amount and nature of all such expenses.

"B.     Equal Access to Company's Proxy Statement and Proxy Card

All proxy solicitation materials paid by the Company shall contain the same types and amount of information about each duly-nominated candidate for director.  "Duly-nominated candidate for director" means anyone nominated in accordance with the provisions of these bylaws and Articles.

"C.     This section may not be amended without approval by a majority of stock eligible to vote.

"D.     Each of the above provisions is severable.

"BE IT FURTHER RESOLVED, that if the law does not permit shareholders to amend the Articles or bylaws as above, then this proposal shall constitute a request that the Board voluntarily adopt the above policies."

"SUPPORTING STATEMENT:

"Imagine a country where the President could freely use the government treasury to pay for his reelection campaign -- and where his name alone would appear on the official ballot, with any opponents having to print and distribute separate ballots at their own expense.  You would probably say that was far from a true democracy.  But that is exactly the system for reelecting corporate board of directors.

"Our proposal would give Paul Mueller shareholders the right to decide whether they wish to finance campaigning by management beyond the proxy statement and card which must be sent every shareholder.  Our proposal would give any shareholder properly nominated for election as director the right to have his name and biographical information appear in the proxy statement and card distributed by the Company.  We believe that would give you a real choice in the election of directors.  Shareholders would not have to finance management phone banks, "road shows," or extra mailings -- unless shareholders wanted to.  Shareholders would be able to say, in effect:  "That candidate should pay for his own election campaign himself instead of using our corporate treasury."

"According to SEC filings, the company lost $1.36 million in 2001, or $1.16 per share; and lost $1.34 million in the first two quarters of 2002, or $1.15 per share.  The company has so far continued paying an annual dividend of $2.40 per share, which has returned over $2.8 million annually to shareholders.  Given recent losses, shareholders could be concerned that the company may not be able to afford to keep its dividend and still pay for management reelection campaigns."

BOARD OF DIRECTORS' POSITION -- THE BOARD OF DIRECTORS OPPOSES THE PROPOSED AMENDMENT AND RECOMMENDS A VOTE AGAINST THE UNION'S PROPOSAL.

Management and the Board of Directors view this proposal as a campaign to achieve, through continued harassment, what the union has failed to accomplish legitimately in contract negotiations.

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For several years, the Sheet Metal Workers' union has been unhappy that management will not agree to a "union security clause." That provision requires employees represented by the union to pay union dues or a service fee or its equivalent as a condition of continued employment.  Currently, employees have the freedom of choice as to whether to join the union and pay union dues or not to join the union.  Management believes that its position on the union security clause is consistent with freedom of choice and is supported by a majority of the employees who would be impacted.  It is management's belief that this lack of support is evidenced by the fact that, during the strike called by the union, only about one-half of the workforce represented by the union participated in the strike; and that a great majority of the employees who did participate returned to work after a very short period of time.

In 2000 and 2001, the union submitted proposals for the elimination of the Shareholder Rights Plan and ran their own candidate in each year for a position on the Board of Directors.  In both years, the union's proposals were defeated and the union's candidate was not elected to the Board.  These clearly were intended as part of an ongoing anti-Company campaign.  If the union's proposal is adopted, all of the shareholders, and not just the union, would have to pay for the costs of including the union's nominee for director in the proxy statement, which nominee we assume would be favorable to the union's position.

With respect to the proposal presented above, management and the Board of Directors believe that the procedure now in place is appropriate for the election of directors.  Shareholders have the opportunity to nominate opposition candidates and present the case for their candidates' election in a separate proxy statement.  Management and the Board believe that the union's proposal has the potential to result in a proxy statement of undue length and complexity, which would be less useful and informative to shareholders.  In the opinion of management and the Board, this proposal would be extremely difficult to administer and would lead to a complicated proxy and proxy statement of overwhelming size.  This would seriously detract from the quality of the proxy statement as a channel of communications to shareholders.

The union's proposal and supporting statement give the impression that it is looking out for the shareholders' interest in proposing the amendment.  However, past actions by the union (such as calling a strike and continued harassment of management) certainly were not aimed at the shareholders' interest.  If the proposal is adopted, harassment of management can continue at a reduced cost to the union.  Furthermore, the proposal could expose management to serious distractions and further open the Company's proxy and proxy statement to parties having special interest agendas, such as the union, contrary to the belief of the Board of Directors that the Company's proxy and proxy statement should represent the interests of all the Company's shareholders.

Management does not intend to change its position on the union security clause and believes that an overwhelming majority of affected employees agree with this position.

FOR ALL THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSED AMENDMENTS.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

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EXECUTIVE COMPENSATION

The following table summarizes for the last three years the compensation of the Chief Executive Officer and the other most highly compensated executive officer of the Company whose total annual salary and bonus exceeded $100,000:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation		Other Annual Compensation (2)	Long-Term Compensation			All Other Compensation (4)
					Awards		LTIP Payouts
		Salary	Bonus (1)		Restricted Stock Awards (3)	Securities Underlying Options
Daniel C. Manna President & CEO	2002 2001 2000	$ 279,300 267,800 255,000	$ -- -- 36,900	$ 2,700 1,400 1,300	$ 64,240 58,000 --	7,000 7,000 --	$ -- -- --	$ 3,000 2,550 3,675
Donald E. Golik Sr. Vice President and CFO	2002 2001 2000	$ 186,600 178,900 170,300	$ -- -- 24,600	$ 8,500 7,700 14,500	$ 32,120 29,000 --	3,500 3,500 --	$ -- -- --	$ 2,885 2,550 3,675

(1)	Bonus amounts were earned and accrued during each year indicated.
(2)	Other Annual Compensation consists of payments for unused vacation and travel-incentive payments (available to all employees) for using cost-effective airline fares on international flights.
(3)

Based on the closing price of the Company's stock on December 31, 2002, of $30.35, the aggregate number and value of all shares of restricted stock holdings on such date were 6,000 shares and $182,100 for Mr. Manna and 3,000 shares and $91,050 for Mr. Golik.  Dividends are paid on restricted stock held by executive officers.

(4)	All Other Compensation includes Company contributions paid or accrued during each year under the Profit Sharing and Retirement Savings Plan [401(k) Plan].

Option Grants in 2002.  The following table provides information relating to the option grants to the officers, named in the Summary Compensation Table, during 2002.  The exercise price of the options was above the fair-market value of the Company's Common Stock on the date the options were granted.  The calculation of potential realizable value is based on assumed annualized rates of stock appreciation of 5% and 10% over the full ten-year term of the options.  All options granted during 2002 vest five years after the date of grant.

Name	Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2002	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Daniel C. Manna Donald E. Golik	7,000 3,500	36% 18%	$ 36.00 $ 36.00	5-20-2012 5-20-2012	$ 114,240 $ 57,120	$ 331,170 $ 165,590

NOTE:  At December 31, 2002, the options were unexercisable and were not in-the-money.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.  The following table reflects the number of securities underlying unexercised options as of December 31, 2002:

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001
			Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel C. Manna Donald E. Golik	-- --	$ -- $ --	-- --	21,000 10,500	$ -- $ --	$ -- $ --

NOTE:  The exercise price for the options is $36.00 per share.

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Pension Plan Table.  Officers and directors who are employees of the Company participate in the Paul Mueller Company Noncontract Employees Retirement Plan (Plan).

The Plan is a defined benefit plan; and the compensation covered by the Plan includes only base salary and is limited to $200,000 annually by the Internal Revenue Code.  Daniel C. Manna and Donald E. Golik are also covered under the Paul Mueller Company Supplemental Executive Retirement Plan (Supplemental Plan) effective January 1, 1996, which provides for an additional retirement benefit based on the provisions of the Plan for compensation in excess of the Internal Revenue Code limitation of $200,000.

The combined annual retirement benefit under the Plan and Supplemental Plan is not subject to deductions for social security benefits or other offset amounts.  The maximum number of years of credited service is 35 years.  The retirement benefit is based on the years of credited service and the final average monthly compensation based on the 60 consecutive months of highest compensation during the most recent 120 complete months of compensation.  The monthly benefit is calculated as follows:  [$5.85 + (0.015 x final average monthly compensation over $650)] x years of credited service.

The following table presents the combined annual retirement benefit due under the Plans at age 65 based on various amounts of final average annual compensation and years of service:

Final Average Annual Compensation	Years of Service
	15	20	25	30	35
$ 180,000 200,000 220,000 240,000 260,000 280,000 300,000	$ 39,800 44,300 48,800 53,300 57,800 62,300 66,800	$ 53,100 59,100 65,100 71,100 77,100 83,100 89,000	$ 66,300 73,800 81,300 88,800 96,300 103,800 111,300	$ 79,600 88,600 97,600 106,600 115,600 124,600 133,600	$ 92,900 103,400 113,900 124,400 134,900 145,400 155,900

The following table indicates, for the current executive officers named in the Summary Compensation Table, the compensation for 2002 covered by the Plans and the years of credited service:

Name	Compensation Covered by Plans	Years of Credited Service
Daniel C. Manna Donald E. Golik	$ 279,300 $ 186,600	26 23

Report of the NOMINATING AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.  The Nominating and Compensation Committee (the "Committee") is charged with the responsibility of developing, reviewing, and recommending to the Board of Directors of the Company policies relating to compensation and remuneration of executive officers, with a view to ensuring that such policies are fair and equitable in view of market conditions and that they contribute to the success of the Company.  The Committee also is charged with the responsibility of administering the salary plan for executive officers, the Executive Short-Term Incentive Plan, and the 1999 Long-Term Incentive Plan.  The Committee is currently composed of three nonemployee directors of the Board who have no interlocking relationships.  Given the Company's current level of executive compensation, the Committee has not yet adopted a policy with respect to Section 162(m) of the Internal Revenue Code pertaining to the deductibility of compensation in excess of $1,000,000.

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The Committee believes that executive compensation should be aligned with Company financial performance.  With this in mind, the Committee has established a program to (1) attract and retain key executives critical to the long-term success of the Company, (2) reward executives for enhanced shareholder value, and (3) support a performance-oriented environment that rewards performance consistent with Company financial goals.

The compensation program for executive officers currently consists of a base salary, an annual incentive award under the Executive Short-Term Incentive Plan, awards of options and restricted stock under the 1999 Long-Term Incentive Plan, and contributions paid or accrued under the Profit Sharing and Retirement Savings Plan [401(k) Plan].

Salary ranges for executive officer positions, including the Chief Executive Officer (CEO), are established periodically based on competitive salary data developed by an independent compensation consultant.  The CEO's salary is established by considering salaries of CEOs of comparably sized capital-goods manufacturing companies.

The Committee believes the CEO's compensation and that of all executive officers should be heavily influenced by the Company's performance.  Therefore, the Executive Short-Term Incentive Plan provides the opportunity for a cash incentive that is a percentage of base salary and is based on (a) profitability of the Company and (b) an individual's level of performance.  The Committee establishes a target level of profitability at the beginning of each year against which actual profitability will be measured.  Additionally, the Committee may consider other factors in arriving at the determination of corporate performance for incentive calculation purposes.  Such other factors may include market conditions; extraordinary adjustments due to taxation, nonoperating income, collective bargaining issues, or Acts of God; or other achievements that position the Company for future growth or enhance the market value of the corporation.  Under the Plan, profitability must reach at least 70% of the annual target; and the return on equity must reach a specified level.  The maximum bonus payable is 55% of base salary.  No cash incentives were awarded under the Plan for 2002 because the minimum profitability target was not attained.

The main factors upon which the Committee evaluates the CEO's performance are:  (1) the Company's actual profitability for the year, and (2) those activities undertaken by the CEO that will position the Company for future growth and enhance the market value of the Company.  Significant items considered are additions to and expansion of the product lines, progress in margin improvement, and the implementations of systems and procedures to improve efficiency, enhance the Company's competitiveness, and position the Company for long-term growth.  Based on the performance for 2002, the CEO was not awarded a bonus for 2002.

Under the 1999 Long-Term Incentive Plan, executive officers and other key employees are eligible to receive grants of nonqualified stock options and restricted stock and other awards.  The Committee believes that stock options and restricted stock are an essential element of executive compensation because they focus management's attention on shareholder interests and align long-term executive performance with shareholder value.  Through periodic grants of stock options and restricted stock, executive officers and other key employees are rewarded for performance and the increase in shareholder value.  Option grants are made at or above fair market value of the Company's common stock on the date of grant.  During 2002, the CEO was granted options for 7,000 shares of common stock and granted 2,000 shares of restricted stock.

The Company also has a 401(k) Plan in which executive officers and substantially all other employees are eligible to participate.  The Plan provides for a match of each employee's contributions up to a specified limit.  The Plan also provides a profit-sharing feature whereby an additional match is made by the Company if the Company's net income reaches predetermined levels established annually by the Board of Directors.

                                                                           NOMINATING AND COMPENSATION COMMITTEE:
                                                                           William R. Patterson, Chairman
                                                                           W. Curtis Graff, Member
                                                                           Melvin J. Volmert, Member

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Equity Compensation Plan Information.

Plan Category	No. of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [excluding securities reflected in column (a)] (c)
Equity compensation plans approved by security holders Equity compensation plans not approved by security holders TOTAL	58,900 -- 58,900 =====	$35.76 -- $35.76 =====	164,050 (1)(2) -- 164,050 ======

(1)

Included are 106,900 shares of common stock available under the Paul Mueller Company 1999 Long-Term Incentive Plan for officers and key employees that may be granted as stock options, stock appreciation rights, performance share/performance unit/other incentive awards, or restricted stock (up to 38,700 shares), or in any combination thereof.

(2)

Includes 57,150 shares available under the Paul Mueller Company Non-Employee Director Stock Option and Restricted Stock Plan that may be issued as stock options or restricted stock, or in any combination thereof.

Company Performance.  The following graph shows a five-year comparison of the cumulative total returns for the Company, the S&P 500 Index, and the Media General Financial Services, Inc. -- Metals Fabrication Index (MG-Metals Fabrication Index).

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Year	Paul Mueller Company	S&P 500	MG-Metals Fabrication Index
1997 1998 1999 2000 2001 2002	100 110 84 85 100 114	100 129 156 141 125 97	100 84 103 85 100 66

NOTES:	(1)	Assumes $100 invested on December 31, 1997, in each of Paul Mueller Company Common Stock, the S&P 500 Index, and the Media General Financial Services, Inc. -- Metals Fabrication Index.
	(2)	Total return includes reinvestment of dividends.

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INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of Paul Mueller Company decided to no longer engage Arthur Andersen LLP as the Company's independent public accountant effective May 15, 2002.  The Audit Committee recommended to the Board and the Board ratified the appointment of KPMG LLP as the Company's independent auditors effective May 24, 2002.  The Audit Committee has selected KPMG LLP as the independent auditors to examine the Company's 2003 financial statements.

The report of Arthur Andersen LLP on the Company's financial statements for 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During 2000 and 2001 and any subsequent interim period preceding the replacement of Arthur Andersen LLP as its independent auditors, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.  None of the "reportable events" described in paragraph (A) through (D) of clause (v) of Item 304(a)(1) of Regulation S-K of the Securities and Exchange Commission occurred during 2000 or 2001 or any subsequent interim period preceding the replacement of Arthur Andersen LLP as independent auditors for the Company.

Fees incurred by the Company from Arthur Andersen LLP from January 1, 2002, through May 15, 2002, were:  Audit Fees -- $10,600; Financial Information Systems Design and Implementation Fees -- None; and All Other Fees -- $31,900.  Fees incurred by the Company from KPMG LLP from May 24, 2002, through December 31, 2002, were:  Audit Fees -- $82,000; Financial Information Systems Design and Implementation Fees -- None; and All Other Fees -- $59,500.

It is not expected that KPMG LLP will have a representative present at the May 5, 2003, meeting of shareholders.

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P R O X Y	[ M U E L L E R ]
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PAUL MUELLER COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS, MAY 5, 2003

The undersigned hereby constitutes and appoints Donald E. Golik and Ronald W. Gielow, and each of them, as proxies, with full power of substitution, to vote all of the shares of the Common Stock which the undersigned is entitled to vote at the annual meeting of the shareholders of the Company to be held at the offices of the Company, 1600 West Phelps Street, Springfield, Missouri, on Monday, May 5, 2003, commencing at 10:00 a.m. on that day, and at any postponement, adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following.

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The Board of Directors recommends a vote FOR its nominees.

(1)	The election of three (3) Class III directors for a term of three (3) years expiring at the annual meeting to be held in 2006: William L. Fuerst, Daniel C. Manna, and Paul Mueller.
	[ ]	FOR all nominees listed, with the discretion to distribute the votes among the nominees as the proxyholders may determine.
	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed.
	[ ]	FOR all nominees listed, EXCEPT WITHHOLD AUTHORITY to vote for the following: _________________________________________

(If you set forth the name of one of the nominees on the above line, unless you request otherwise, your votes will then be cumulated and distributed among the remaining nominees as the proxyholders may determine in their discretion.)

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The Board of Directors recommends a vote AGAINST Proposal (2).

(2)	To consider a shareholder proposal regarding proxy solicitations. [ ] FOR [ ] AGAINST [ ] ABSTAIN

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(continued, and to be signed, on the other side)

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(PROXY -- continued from other side)

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THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL (1) AND AGAINST PROPOSAL (2).  MANAGEMENT KNOWS OF NO OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING; HOWEVER, THE PERSONS NAMED AS PROXYHOLDERS OR THEIR SUBSTITUTES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGEMENT IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

Either of said proxies present and acting at said meeting or any postponement, adjournment or adjournments thereof shall have and may exercise all of the powers of all of said proxies.  The undersigned hereby ratifies and confirms all that said proxies, or either of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the notice of said meeting and the Proxy Statement accompanying it.

Date ____________________________________, 2003

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Please insert date of signing.  Sign exactly as name appears at left.  Where stock is issued in two or more names, all should sign.  If signing as attorney, administrator, executor, trustee, guardian or corporate officer, give full title as such.